EXHIBIT A
JOINT FILING AGREEMENT
THIS JOINT FILING AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of September, 2009, by and among Taylor International Fund, Ltd. and Stephen S. Taylor.
The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on Schedule 13D and Schedule 13G (the “Filings”) required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective beneficial ownership of the Common Stock of Meruelo Maddux Properties, Inc. that are required to be reported on any Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.
This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

TAYLOR INTERNATIONAL FUND, LTD.
By:	Taylor Asset Management, Inc.
its Investment Manager

By:	/s/ Stephen S. Taylor
Stephen S. Taylor, President

STEPHEN S. TAYLOR
By /s/ Stephen S. Taylor
Stephen S. Taylor, Individually